UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    NETSPEND HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

    TOTAL SYSTEM SERVICES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a transcript of certain portions of the Barclays Capital Emerging Payments Forum in which Total System Services, Inc. (“TSYS”) participated. During the forum, TSYS was asked about and discussed its proposed acquisition of NetSpend Holdings, Inc. The following is an excerpt from the transcript:

Analyst

Okay. I’d like to move over to NetSpend for a moment. This deal was announced pretty recently. I think there was a hope for a long time that would use — that TSYS would use its balance sheet, right, whether it’s buying back stock obviously or other avenues, you know. But one of the — a couple of investors have called saying, “What was the strategic rationale of NetSpend?” So if you could talk through a little bit of the real thought process behind the deal? Maybe even just talk about the history. What led to the deal happening?

Philip W. Tomlinson - Chairman, Chief Executive Officer and Member of Executive Committee

Well, I mean it was kind of interesting. We have admired NetSpend for a long time. We know Dan Henry and Chuck very well. That’s the CEO and the President. And they have done a great job of building this company, and it is very successful. They have good earnings. They have great cash flow. And so there was a lot of attractiveness to that. We are the largest prepaid processor in the world. Today, on our files, we manage about 115 million prepaid accounts, and Green Dot is our largest customer and has been. We’ve had — Green Dot started up with us. And so we have a group that’s in the prepaid business. We’re out trying to sell it to our banks. Frankly, in the fourth quarter, we processed Regions Bank and M&T in New York, and we were trying to respond to an RFP. And we had the relationships with these banks and felt good about it, and NetSpend beat us. They won those RFPs. And then about the same time, we got a call from NetSpend — not from NetSpend, from an investment banker who said basically 26% of it was for sale. They had a big private equity owner who wanted to cash in their equity and move on and would we be interested in that. And we said, “No, we’re not interested in 26%. We might be interested in all of it.” And they said, you know, “The company is not for sale, but why don’t you come and at least look at it? And then we might peek up your interest in the 26%.” We did decide to do that as much out of curiosity as anything. When we got there, we really liked it more than we thought we would. And so we pull them aside and said, “Why don’t you just let us make a bid on the whole shooting match?” And they said, “Well, we can’t stop you from bidding.” So we bid and they were interested. And then we just — I mean, over the holidays, the price went back and forth and back and forth, just like most things of this size, and we finally reached a point where we both agreed at $16 a share. It’s about a $1.3 billion transaction. It’s by far the largest transaction we’ve ever done. And what we like about it is we think that they do a wonderful job of serving the clientele, this under-banked clientele. They’re the only company that’s been able to just take prepaid cards and turn them into direct deposit accounts. They have done well over a million of those. The financial dynamics of direct deposit versus the — just the prepaid card that you can go over to CVS or anywhere else and buy is amazingly different. It’s very, very positive financially. Excuse me. They really understand this customer base. And unless you have some experience when you were young, there’s nobody in this room that has to live or try to manage their finances like the unbanked. And I was telling a group last night, I said, “As the example, they have what they call community days every year, and their employees have to go out. And for a day, they have to live a day in the life of their customer, which means — and I asked them this, I said, “What does that really mean?” Well, it means that you have to find some way to work other than your car, and you also have to pay 2 of your utility bills in cash. And nobody in this room is going down to Georgia Power and paying their bill in cash. You’re doing it online, you’re writing a check, mailing it in. But the vast majority of these people will pay in cash, and they’ll pay their rent in cash. And they don’t have a mechanism to do it otherwise. And these are mostly good, hardworking people. They just don’t make a lot of money, and a lot of them are not comfortable with banks or they don’t have banking relationships. And so when we move these prepaid accounts to direct deposit, they become very normal acting at that point. They can have their payroll check deposited. One of the worst things that can happen to them is to get a payroll check. Then they have to go and figure out where they can get it cashed. And then they have this cash in their hand that they’ve got to manage and protect. And it creates a lot of problems for them. And if we can get them on direct deposit, all of a sudden, they have prepaid phones, and they can call their carrier and say, “I need for you to add $25 to my phone.” They can call a power company and say, “Take this off of my prepaid card.” It makes their life so much simpler, and it helps them get through the day. And they are very, very loyal. I think the thing that amazed me, we hear a lot of discussion about price compression. We’ve looked back for 5 years. We just don’t see it. And what’s interesting of these — of all of these direct deposit accounts, there are 2 options that you can take. One is you pay a monthly fee, which is the least expensive option, and the other option is you pay by the drink, you pay by the transaction. And that is, the pay by the transaction option is the one that they take because they really don’t want to pay until they use the card. They don’t buy into this, I’ll charge you once a month, and — it’s pretty interesting. So our pricing has held up. We — I’m sure, over time, there will be some pressure on pricing, there is in everything that we do in business today or at least that I’m associated with. And — but we feel — we’re very excited about this. We think there’s big opportunities to cross-sell into our processing customers, the banks, the credit unions, the big banks, the small banks, the credit unions that we process for. There’s big opportunities — as a part of NetSpend, we have a very successful paycard company with customers like Cracker Barrel and Kohl’s and BigLots and stores like that. There’s a lot of demand for that product out there, particularly with companies that have around minimum wage, people working for them to where they’d rather have — they’d rather give them a card and let them use it like I was describing earlier as opposed to giving them a check. And you see those people every day, everywhere you go. And so this payroll card is much more efficient for the employer. And like I said, we’ve got 1,400 companies on it now, and it’s much more convenient and efficient for the employee. So we’re excited about that. And the thing that we haven’t talked about because we think there’s plenty of work in the U.S. still left, but we have a lot of demand for this internationally. We have just said for the time being, we’re going to stick with the U.S. and I say North America, that’s the U.S. and Canada.

Analyst

All right. So right now, when you talked about guidance and including this in the actual pro forma business, you said you could see a lift of low teens-type lift to these adjusted earnings per share. That’s without synergies, right? That’s without any potential revenue or cost?

Philip W. Tomlinson - Chairman, Chief Executive Officer and Member of Executive Committee

Yes. I told Darrin, we made this presentation to our board. We pick $6 million in synergies. This is a relatively small company, people-wise, 450 people or so. They have a — their main operation is in Austin, Texas. They don’t have a big data center or big operations. All of their plastics are produced by a third-party vendor. We will take that and in-house at some point. We will do away with all the cost of them being a public company, they’re on NASDAQ. We’ll shut all that down. And over time, we will move things probably like payroll and HR services. We’ll at least put them on the same systems we have. And so, you know, I do think there’s much more than $6 million, but we weren’t trying to operate this thing off the synergies or justify it off the synergies. We feel good about what they’re doing, and it will be a different segment. So you’ll get different reporting on it. We’ll have the North American segment, the international segment, the merchant acquiring and a merchant segment, which includes acquiring and processing. And then you’ll have the GPR segment, which is general purpose reloadable cards.

Analyst

Okay. I mean, look, from a free cash generation, an improvement there and a growth profile, it obviously looks very attractive. But this also seems to, you know — at least position it from a question from an investor standpoint, does it increase the risk profile of TSYS a fair amount? I mean, there’s obviously been concerns over NetSpend and Green Dot, in general, in the market, pricing and regulatory risks. How do you think that — or does it change the profile of TSYS?

Philip W. Tomlinson - Chairman, Chief Executive Officer and Member of Executive Committee

Well, I don’t think it changes that much. We — I’ve told the guys at NetSpend, I said the sad thing about you guys coming with TSYS is we’ll probably cause you to have more regulators in your office of the FDIC, the Federal Reserve and OCC, et cetera, because we do all of this work for banks, and they basically live with processors like us. They — We probably have regulators in our operations 90 days out of the year, and NetSpend has not been subjected to that. Now they have — they’ve talked to the CFPB, and they feel very good about where they’re at with the CFPB. As a matter of fact, the — as we understand it, they’re not trying to regulate pricing. They’re really more worried about disclosure, and we feel like the disclosures in NetSpend are as good as we’ve ever seen. They’re very clear. They’re very understandable. There’s not a lot of legal language in there. It’s plain speak, and that’s what CFPB wants and desires.

Analyst

Okay. So this deal should close mid-year. At that point, you’re going to change your reporting methodology mostly to an adjusted earnings [Philip W. Tomlinson: Probably] and include or take out, I should say, purchased amortization and the like.

Philip W. Tomlinson - Chairman, Chief Executive Officer and Member of Executive Committee

Yes.

Additional Information and Where to Find It

In connection with the transaction, NetSpend has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (SEC) and will file with the SEC a definitive proxy statement and other materials. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT NETSPEND AND THE TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by NetSpend with the SEC may be obtained free of charge by contacting NetSpend at NetSpend Corporation, 701 Brazos Street, Austin, TX 78701, Attn: Investor Relations. NetSpend’s filings with the SEC are also available on its website at www.netspend.com.

Participants in the Solicitation

NetSpend and its officers and directors and TSYS and its officers and directors may be deemed to be participants in the solicitation of proxies from NetSpend stockholders with respect to the transaction. Information about NetSpend’s officers and directors and their ownership of NetSpend common shares is set forth in the proxy statement for NetSpend’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2012. Information about TSYS’ officers and directors is set forth in the proxy statement for TSYS’ 2013 Annual Meeting of Shareholders, which was filed with the SEC on March 15, 2013. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary proxy statement regarding the transaction, as well as the definitive proxy statement regarding the transaction, which will be filed by NetSpend with the SEC.